United States Steel Corporation

Exhibit 99.1



United States Steel Corporation

First Quarter 2016
Earnings Presentation

April 26, 2016

These slides and remarks are being provided to assist readers in understanding the results of operations, financial condition and cash flows of United States Steel Corporation for the first quarter of 2016. They should be read in conjunction with the consolidated financial statements and Notes to Consolidated Financial Statements contained in the quarterly report on Form 10-Q for the quarter ending March 31, 2016.

This presentation contains information that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. Generally, we have identified such forward-looking statements by using the words "believe," "expect," "intend," "estimate," "anticipate," "project," "target," "forecast," "aim," "will" and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company's beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

References to "we", "us", "our", the "Company", and "U. S. Steel", refer to United States Steel Corporation and its Consolidated Subsidiaries.

2016 Outlook 2016 Adjusted EBITDA Outlook If market conditions, which include spot prices, customer demand, import volumes, supply chain inventories, rig counts and energy prices, remain at their current levels, we would expect 2016 adjusted EBITDA to be near $400 illi m on. We expect market conditions to change, and as changes occur during the balance of 2016, we would expect our adjusted EBITDA to change consistent ith the pace and magnit de of changes in market conditions w pac u . Based on current market conditions, we expect approximately $500 million of cash benefits from working capital improvement in 2016, primarily related to better inventory management, and would expect to be cash positive for the year. United States Steel Corporation Our efforts to improve U.S. trade laws and their enforcement have started to be reflected in preliminary trade rulings. This is a positive step toward establishing a fair market environment in the U.S., but we remain a long way from truly resolving the trade practices that are harming the domestic steel industry. These rulings have been one of the catalysts for improving conditions domestically, and the recent increases in prices for flat-rolled products will begin to be reflected in our results in the second quarter. While we will benefit from the improving market conditions, the global steel industry continues to face many challenges. We continue to move forward aggressively with our Carnegie Way transformation efforts and will continue to use every trade remedy available to us to confront unfair trade practices in our market. If market conditions, which include spot prices, customer demand, import volumes, supply chain inventories, rig counts and energy prices, remain at their current levels, we would expect 2016 adjusted EBITDA to be near $400 million. If market conditions remain at their current levels, we would expect EBITDA for our Flat-Rolled segment to be higher than our 2015 results, we would expect EBITDA for our European segment to be comparable to 2015 results, and we would expect our Tubular segment EBITDA to be lower than our 2015 results. We expect market conditions to change and as changes occur during the balance of 2016 we would expect our , , adjusted EBITDA to change consistent with the pace and magnitude of changes in market conditions. We expect improved results for Other Businesses, primarily from real estate, and we expect post retirement benefit income of approximately $60 million. In the first quarter we generated cash benefits of nearly $300 million from working capital improvements. Based on current market conditions, we expect approximately $500 million of cash benefits from working capital improvements in 2016, primarily related to better inventory management, and would expect to be cash positive for the year 4 .

Carnegie Way – Strong Start to 2016



Carnegie Way Benefits¹ – FY 2016 Impact
$ Millions
$250
$350
$600
Previously announced
Additional announced today
Total 2016 benefits announced to date

[1] Carnegie Way benefits are based on the incremental impact in 2016 as compared to 2015 as the base year.



By Category
1%
15%
24%
60%
Manufacturing
Supply Chain & Logistics
SG&A
Other



By Segment
7%
1%
12%
80%
Flat-Rolled
U. S. Steel Europe
Tubular
Other Businesses

United States Steel Corporation

Including the benefits from projects we implemented during the first quarter, our new total for the full year impact from Carnegie Way benefits in 2016 is $600 million as compared to 2015 as the base year.

These benefits resulted from the completion of almost 500 projects in the first quarter and reflect the tremendous efforts of all of our employees, particularly in the areas of manufacturing and supply chain, where we have our greatest opportunities for improvement.

We also completed projects focused on reducing our overhead costs in order to attain better alignment with our operations. We reduced costs across all of our support functions and also reduced the costs of the transformation process itself. These actions represent $100 million of the $350 million additional benefits announced on April 26. Our overhead reduction efforts, including actions we took last year, represent $150 million of the $600 million in 2016 Carnegie Way benefits that we have disclosed to date. Our Carnegie Way transformation process is a detailed, controlled and documented process that required significant effort to create and implement.

We are increasing our capabilities and training more of our employees on our Carnegie Way methodologies to support our growing pipeline of projects and accelerate the pace of project completion, allowing for it to be more self-sustaining. The Carnegie Way methodology remains a powerful driver of new value creating projects as our employees gain better insight into the potential sources of new opportunities.

Our pace of progress on the Carnegie Way transformation continues to exceed our expectations. The continuing benefits are improving our capability to earn the right to grow and then drive sustainable profitable growth over the long-term as we deal with the cyclicality and volatility of the global steel industry. We still have many opportunities ahead of us.

Strategic Approach Carnegie Way transformation Phase 1: Earning the right to grow: • Economic profits • Customer satisfaction and loyalty • Process improvements and focused investment Phase 2: Driving profitable growth with: • Innovation and Technology • Differentiated customer solutions • Focused M&A United States Steel Corporation The value creation strategy of the Carnegie Way has two phases. The first is earning the right to grow by delivering economic profit – real earnings in excess of our weighted average cost of capital – across the business cycle and remaining profitable at the trough of the cycle. The second is driving sustainable profitable growth. Our strategy has not changed as we deal with the challenging conditions the steel industry is currently facing. The disciplined structure and methodology of our Carnegie Way transformation is firmly in place. The sustainability and efficiency of our processes have reached a point that no longer requires the level of manual intervention involved in initially creating and implementing the transformation infrastructure and process. We took steps towards right sizing the company in April when we eliminated approximately 25% of the non-represented positions in our U.S. operations. This is in addition to the workforce reductions in March to our Tubular and European businesses. These are necessary steps to align our support services and overhead costs with our current operations. As customer requirements have become more demanding in recent years, our commercial entities continue to make progress on their initiatives to work more closely with our customers to improve our quality and delivery performance We initiative mor . are reaching a level of service that will create the enduring customer relationships - forming the foundation for future growth. We continue to implement our reliability centered maintenance process across all of our facilities. The benefits are startingto be reflected in fewer unplanned outages and lower maintenance costs and are allowing for a more efficient allocation of , mor our maintenance labor force. We are creating a more reliable and agile operating base that lowers our breakeven point and improves our ability to adapt quickly to changing market conditions, while striving to provide superior quality and delivery performance for our customers. We continuously evaluate potential strategic and organizational opportunities, which may include the acquisition, divestiture or consolidation of assets. Given recent market conditions and the continued challenges faced by the Company, we are aggressively focused on maintaining cash and are considering various possibilities, including exiting lines of business and the sale of certain assets that we believe would ultimately result in a stronger balance sheet and 8 greater stockholder value. We will pursue opportunities based on our financial condition, our long-term strategy, and what we determine to be in the best interests of our stockholders at the time. We remain focused on what we control and will be ready to drive profitable growth when the industry improves.

Business Update Steelmaking facilities Operating updates Flat-Rolled finishing facilities Iron ore mining facilities Tubular facilities U. S. Steel Europe United States Steel Corporation We made several difficult decisions in 2015 in response to market conditions including the permanent shut down of our steelmaking operations at Fairfield Works and the temporary idling of Granite City Works and our Keetac mining operations. We also had a significant number of lay-offs at other facilities that are operating at reduced rates. In our Flat-Rolled segment, we are currently operating the steelmaking and finishing facilities at our Gary, Great Lakes and Mon Valley Works. The operating efficiencies we are realizing from higher utilization rates at these facilities are greater than the fixed and remaining variable costs we continue to incur at Granite City Works, which we temporarily idled in 2015. We also continue to operate finishing facilities at our Midwest, East Chicago, Fairfield, Granite City and Fairless Hills locations. We would not expect to restart any of our idled facilities until we see sustainable increases in steel demand that would support operating rates at high and efficient levels for those facilities. We have a similar situation at our mining operations Our Keetac facility remains idled and the increased . efficiencies at Minntac provide the lowest pellet costs for our current steelmaking requirements. Minntac can support the steelmaking facilities we are currently operating. We would not expect to restart Keetac unless we restarted the steel making operations at Granite City Works or entered into long term pellet supply agreements with third-party customers. Our tubular operations continue to face very difficult market conditions. Low and volatile oil prices have resulted in decreased drilling activity and rig counts, while supply chain inventories remain high. As a result of the continuing deterioration of the energy tubular markets, we took decisive actions to stem the growing losses by idling certain facilities within the segment, but we continue to operate the facilities needed to support our customers. Our first quarter shipments were the lowest level we have seen in over fifteen years and reducing our losses in this segment is our greatest challenge right now. Our European operations are seeing improving market conditions and are running at high levels at this time. 10

Market Updates

Major industry summary and market fundamentals

Flat-Rolled

North American auto production forecasted to increase nearly 4% versus 1Q

Appliance unit shipments up nearly 8% in 1Q according to the Assc. of Home Appliance Manufacturers (AHAM6)

Construction spending up 11% YTD, led by strength in the residential market

Service center carbon flat-rolled inventory at 2.2 months supply. Inventory has fallen 6 consecutive months to levels not seen since December 2013

Imports remain high

Tubular

During 1Q, import share of OCTG apparent market demand is projected to exceed 44%

March OCTG inventory is approximately 10-11 months of supply

WTI oil prices down approximately 21% from 4Q

U. S. Steel Europe

V4* car production is expected to grow nearly 2% in 2016

Appliance growth in Central Europe expected to outperform EU average growth in 2016. EU appliance market projected to grow nearly 3% in 2016

EU construction activity is expected to grow 2% in 2016

Imports remain high

* Visegrad Group – Czech Republic, Hungary, Poland and Slovakia

United States Steel Corporation

We constantly monitor trends in the markets we serve, and receive updates in those markets directly from our customers. Based on this information:

- The automotive market continues to be a very good market for us and we expect it to remain strong throughout the year.
- We also expect growth in demand in the appliance and construction markets compared to last year.
- The industrial equipment market is mixed, with a slight improvement in demand for construction equipment, steady demand in the rail car markets and weakness in mining equipment.
- Supply chain inventories are getting tighter. Service center flat-rolled inventories are down 15% from levels at this time last year, and currently stand at 2.2 months of supply.
- In the energy markets, low oil prices and rig counts remain a significant headwind. At this time, we do not see any factors, other than increasing oil prices, that would drive a significant improvement in tubular demand and pricing with impacts to both our Tubular and Flat-Rolled segments.

We continue to expect slight growth in the automotive, appliance and construction markets in Europe as compared to last year, but tin mill products may be facing increasing challenges from imports.

First Quarter 2016 Results

Results in line with our expectations


Segment EBIT
$ Millions
($21)
($104)
($40)
($137)
($252)
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016


Adjusted EBITDA
$ Millions
$110
$20
$85
($13)
($107)
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016

Significant commercial headwinds in all segments


Adjusted Net Income
$ Millions
($10)
($116)
($103)
($33)
($315)
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016


Adjusted Diluted EPS
$ / Share
($0.07)
($0.79)
($0.70)
($0.23)
($2.15)
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016

Strong Carnegie Way benefits progress

Note: For reconciliation of non-GAAP amounts see Appendix

United States Steel Corporation

We reported an operating loss in the first quarter of $252 million at the segment level. EBITDA, adjusted to exclude the supplemental unemployment and severance costs was a loss of $107 million for the first quarter.

Our first quarter results reflect the challenging conditions as we started 2016, but were in line with our expectations. Contract pricing resets had an immediate impact on our results, while our cost reduction efforts progressed as planned and will continue to grow throughout the year. We took significant actions to align our overhead costs with our operations, contributing $100 million to our Carnegie Way benefits for this year. We remain focused on reducing our costs, improving the quality and reliability of our operations, and working with our customers to deliver differentiated solutions that will improve our market position and create value for all of our stakeholders and we are well-positioned to benefit from currently improving market conditions for our Flat-Rolled and European segments.

Cash and Liquidity St h d li idit iti Cash from Operations$ Millions $106 $113 Cash and Cash Equivalents$ Millions $1 354 rong cas an qu y pos on $73 $78 $102 $604 , $755 $705 Improving cash from operations due to intense focus on working capital 3Q 20152Q 20151Q 2015 1Q 20164Q 2015 YE 2013 YE 2014 YE 2015 1Q 2016 Total Estimated Liquidity$ Millions $2,278 $3,082 $2,375 $2,339 Net Debt$ Millions $3,295 $2 383 $2,416 Disciplined approach to capital spending$2,110 , capita spendin YE 2015YE 2014YE 2013 1Q 2016 United States Steel Corporation YE 2013 YE 2014 YE 2015 1Q 2016 We ended the first quarter with $705 million of cash and total liquidity of $2.3 billion. We generated cash from operations of $113 million in the first quarter. We have made progress on our initiative to reduce working capital by $500 million in 2016. Working capital improvements of approximately $300 million helped to s bstantiall offset o r EBITDA loss and o r capital spending O r cash and liq idit remained strong as u y u u . u u y we exited the first quarter. We do not have any significant debt repayments in 2016, but are proactively assessing our options for addressing our 2017 and 2018 bond maturities. We continue to watch the markets closely and are positioned to act quickly if we decide that accessing the capital markets is the appropriate path forward. In March, we made open market repurchases of $19 million of our 2017 and 2018 bonds at a discount to par, but as steel market conditions have improved, our bond prices have also strengthened. Our 2017 bonds are currently trading near par, compared to 74 cents in early December. Maintaining strong cash and liquidity is a competitive advantage for us during a trough in the business cycle, particularly when the timing and duration of a recovery remains uncertain. While working capital and capital spending are two areas we control that can have the biggest impact on our cash and liquidity position, we are working to identify and maximize cash benefits in all areas. We are working to strengthen our balance sheet and we are constantly evaluating all potential options to improve our position so that we are prepared to act quickly when the right opportunity presents itself. 16

First Quarter 2016 Flat-Rolled Segment
Results negatively impacted by January reset of contracts
EBIT
$ Millions
($67)
($64)
($18)
($88)
($188)
1Q 2015 2Q 2015 3Q 2015 4Q 2015 1Q 2016
EBITDA
$ Millions
$37
$35
$81
$2
($97)
1Q 2015 2Q 2015 3Q 2015 4Q 2015 1Q 2016
Average Realized Prices
$ / Ton
$768
$695
$674
$642
$611
1Q 2015 2Q 2015 3Q 2015 4Q 2015 1Q 2016
Shipments
Net tons (Thousands)
2,617
2,712
2,676
2,591
2,498
1Q 2015 2Q 2015 3Q 2015 4Q 2015 1Q 2016
Recent increases in prices will begin to be reflected in our results in 2Q
1Q results include a LIFO charge of $50 million*
Operating configuration transitioned to reflect idling of steelmaking at Granite City
*LIFO = Last-in-first-out
United States Steel Corporation

First quarter results for our Flat-Rolled segment declined as compared to the fourth quarter, largely due to the price reset lower associated with our contract business, although spot prices averaged lower in the first quarter as well when compared to the entire fourth quarter. Our average realized price fell $31/ton in the quarter and $157/ton versus the first quarter last year. Market prices have improved recently, but still are significantly lower compared to prior years. Due to the contract and spot portfolio of our Flat-Rolled segment, recent improvements in market pricing will begin to be reflected in our second quarter results. The Flat-Rolled segment benefited from lower raw materials costs and energy prices, as well as lower spending and overhead costs. These were offset by a $50 million unfavorable effect from planned liquidations of inventory costed using the last-in-first-out (LIFO) method related to our targeted working capital reductions in 2016. Our actions to consolidate our Flat-Rolled operating configuration resulted in increased efficiencies at Gary, Great Lakes, and Mon Valley Works.

The decrease in Flat-Rolled results for the first quarter of 2016 as compared to the first quarter of 2015 resulted from lower average realized prices as a result of challenging market conditions, including high import levels which have served to drastically depress both spot and contract prices, and lower steel substrate sales to our Tubular segment. These changes were partially offset by lower repair and maintenance, operating, raw materials and energy costs.

First Quarter 2016 Tubular Segment
Results stable despite worsening conditions
EBIT
$ Millions
$1
($66)
($50)
($64)
($64)
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016
EBITDA
$ Millions
$18
($49)
($36)
($48)
($47)
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016
Continued decline in rig counts and increases in imports impacting shipments
Average Realized Prices
$ / Ton
$1,637
$1,651
$1,264
$1,273
$1,180
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016
Shipments
Net tons (Thousands)
220
92
154
127
89
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016
Elevated supply chain inventories continue to drag on results
United States Steel Corporation

First quarter results for our Tubular segment were comparable to the fourth quarter. Lower shipments and average realized prices were offset by lower substrate, spending and operating costs. Energy market conditions continued to deteriorate in the quarter. Falling rig counts, lower oil prices, and increasing import levels are providing a difficult operating environment for our Tubular segment.

The decrease in Tubular results for the first quarter of 2016 as compared to the first quarter of 2015 was primarily due to decreased shipment volumes and average realized prices as a result of a decline in drilling activity and increasing import levels. These changes were partially offset by lower substrate, repair and maintenance and other operating costs.

First Quarter 2016 U. S. Steel Europe Segment
Positive EBITDA in a difficult pricing environment
EBIT
$ Millions
$37
$20
$18
$6
($14)
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016
EBITDA
$ Millions
$57
$40
$39
$26
$5
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016
Improved utilization rate in the quarter
Average Realized Prices
$ / Ton
$530
$533
$516
$477
$458
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016
Shipments
Net tons (Thousands)
1,264
1,091
1,020
982
1,004
1Q 2015
2Q 2015
3Q 2015
4Q 2015
1Q 2016
Unfairly traded imports weighed on pricing in the quarter
United States Steel Corporation

First quarter results for the European segment declined compared to the fourth quarter. Lower euro-based prices were partially offset by lower raw material costs. Outage costs in the quarter increased slightly, however, other operating costs declined.

The decrease in our European segment results for the first quarter of 2016 as compared to the first quarter of 2015 was primarily due to lower average realized euro-based prices and lower shipment volumes as a result of higher imports, partially offset by lower raw materials costs.

USS

Appendix

United States Steel Corporation

Flat-Rolled Segment

Sources: Wards / McGrawHill - Dodge / Customer Reports / MSCI
US Dept of Commerce / Census Bureau / AHAM / AISI / AIA

Major end-markets summary

Automotive	March sales SAAR takes a step back below 17 million for first time since June 2015, finished at 16.46 million. However, YTD sales are up 3.2%. Inventories drop 5 days to 65 days on 4/1, but 7 days higher year over year (y-o-y). N.A. production forecasted to increase by 3.6% versus 1Q 2016.
Industrial Equipment	Mining equipment demand remains very weak, but as commodity prices begin to slightly recover, perhaps brighter days lay ahead for this sector. 2016 railcar demand & backlogs remain steady, but do not appear to be extending significantly either.
Tin Plate	2015 tin mill apparent consumption down -3.2% versus 2014. However, imports increased by more than 13% in 2015 at the expense of domestic shipments, which fell a like amount. Imports have market share at over 41% of the USA market.
Appliance	Appliance shipments (AHAM6) up 7.7% in 1Q 2016 compared to 2015.
Pipe and Tube	Structural tubing demand increasing as construction season begins and higher prices being announced to structural tubing producers. Anything energy related, whether it be OCTG or line pipe, remains very weak
Construction	February construction spending fell slightly from Jan -0.5%, but up more than 10% versus a year ago and 11.2% higher YTD, led by strength in the residential market. Architectural Billings Index back up over 50 in February after slipping below the previous month; Multi-family residential the highest growth.
Service Center	1Q 2016 MSCI carbon flat rolled shipments fell 5.6% year over year. Inventory has fallen 6 months in a row, and now down to less than 5 million tons; lowest since Dec 2013 Flat rolled inventories are 15% less than they were a year ago, and down to 2.2 months unadjusted.

United States Steel Corporation

Tubular Segment

Sources: Baker Hughes, US Energy Information Administration, Preston Publishing, Internal

Market industry summary

Oil Directed Rig Count	The oil directed rig count averaged 443 during 1Q, a decrease of 22% quarter over quarter (q-o-q). There are currently 343 active oil rigs.
Gas Directed Rig Count	The natural gas directed rig count averaged 111 during 1Q, a decrease of 40% q-o-q. There are currently 88 active natural gas rigs.
Natural Gas Storage Level	Currently 2.5 Tcf, 55% above year-ago levels and 48% above the five year average.
Oil Price	The West Texas Intermediate oil price averaged $33 per barrel during 1Q, down $9 or 21% from 4Q.
Natural Gas Price	The Henry Hub natural gas price averaged $2.00 per million btu during 1Q, down $0.12 or 6% from 4Q.
Imports	During 1Q, import share of OCTG apparent market demand is projected to exceed 44%.
OCTG Inventory	March 2016 OCTG inventory is estimated to be between 10 - 11 months of supply.

United States Steel Corporation

U. S. Steel Europe Segment

Sources: Eurofer, USSK Marketing, IHS, BDS

Major end-markets summary

Automotive	EU car production reached 18 million units in 2015, an increase of 7% y-o-y. EU car production is projected to grow 4.6% and 5.4% y-o-y in 1Q 2016 and 2Q 2016, respectively. Total EU 2016 car production is forecasted to grow by 2.9% to roughly 18.5 million units. V4 car production is anticipated to increase by 3.3% and 4.6% y-o-y in 1Q 2016 and 2Q 2016, respectively. Total V4 2016 car production is forecasted to grow by 1.6% to roughly 3.37 million units.
Appliance	Overall 2015 EU domestic appliance market increased by 4.1% y-o-y. EU appliance market is projected to grow by 1.8% and 3.5% y-o-y in 1Q 2016 and 2Q 2016, respectively. 2016 projection is for 2.6% y-o-y growth. Key drivers are increasing private consumption and improvement in residential property markets. Central Europe will continue to achieve slightly higher performance compared to the EU average.
Tin Plate	European tin market consumption is expected to increase by 11% q-o-q in 2Q. After growing 1% in 2015, overall 2016 consumption is expected to be relatively flat. European producers continue to lose market share due to strong competition from Asian imports in the mid-level technical can and crown cap segments.
Construction	The key driver of the EU construction sector activity remains the improving demand for residential property, covering both new private and public projects as well as renovation and modernization work. Improving demand fundamentals have been supported by higher levels of consumer sentiment, low interest rates and easier access to finance. Activity growth in the non-residential and civil engineering sectors is also improving in most EU countries. Total EU construction output is forecasted to rise by 2% y-o-y in 2016 after an estimated increase by 2.8% in Q2.
Service Centers	Inventories remained at low levels during the first quarter after declining in 4Q 2015. In 2Q 2016 flat product inventories are expected to rise together with increased service center purchases and growing end-user demand.

United States Steel Corporation

U. S. Steel Commercial – Contract vs. Spot

Contract vs. spot mix – twelve months ended March 31, 2016

Flat-Rolled



Market Based Semi-annual * 1%
Cost Based 9%
Market Based Quarterly * 23%
Firm 32%
Market Based Monthly * 13%
Spot 22%

Contract: 78%

Spot: 22%

Tubular



Program 38%
Spot 62%

Program: 38%

Spot: 62%

U. S. Steel Europe



Market Based Monthly* 11%
Market Based Quarterly* 2%
Firm 41%
Spot 36%
Cost Based 10%

Contract: 64%

Spot: 36%

*Annual contract volume commitments with price adjustments in stated time frame

United States Steel Corporation

Other Items

Capital Spending

First quarter actual $148 million, 2016 estimate $350 million

Depreciation, Depletion and Amortization

First quarter actual $129 million, 2016 estimate $505 million

Pension and Other Benefits Costs

First quarter actual $24 million, 2016 estimate $93 million

Pension and Other Benefits Cash Payments

(excluding voluntary pension contributions)

First quarter actual $32 million, 2016 estimate $145 million

United States Steel Corporation

Safety Performance Rates

Global OSHA Recordable Incidence Rates 2010 through March 2016

16% Improvement 2010 to 2016



1.20
1.00
0.80
0.60
0.40
0.20
0.00
0.88
0.84
0.94
0.86
0.88
0.76
0.74
2010
2011
2012
2013
2014
2015
2016

Global Days Away From Work Incidence Rates 2010 through March 2016

76% Improvement 2010 to 2016



0.20
0.15
0.10
0.05
0.00
0.17
0.12
0.11
0.12
0.11
0.13
0.04
2010
2011
2012
2013
2014
2015
2016

Frequency of Injuries (per 200,000 manhours)
Data for 2010 forward includes Lone Star Tubular Operations, Bellville Tubular Operations, Rig Site Services, Tubular Processing Houston, Offshore Operations Houston, and Wheeling Machine Products. Data for 2011 forward includes Transtar. Data for 2010 through 2011 includes U. S. Steel Serbia. Data for 2010 through 2014 Includes Canada.

United States Steel Corporation

Net Debt

Reconciliation of net debt

Net Debt ($ millions)	1Q 2016	FY 2015	FY 2014	FY 2013
Short-term debt and current maturities of long-term debt	$45	$45	$378	$323
Long-term debt, less unamortized discount	3,076	3,093	3,086	3,576
Total Debt	$3,121	$3,138	$3,464	$3,899
Less: Cash and cash equivalents	705	755	1,354	604
Net Debt	$2,416	$2,383	$2,110	$3,295

United States Steel Corporation

Adjusted Results

Reconciliation of reported and adjusted net earnings (losses)

($ millions)	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Reported net earnings (loss)	($340)	($1,133)	($173)	($261)	($75)
Supplemental unemployment and severance costs	25	–	–	–	–
Loss on shutdown of Fairfield Works Flat-Rolled Operations (a)	–	–	53	–	–
Losses associated with U. S. Steel Canada Inc.	–	121	10	135	–
Loss on shutdown of coke production facilities	–	–	–	–	65
Granite City Works temporary idling charges	–	99	–	–	–
Impairment of equity investment	–	18	–	–	–
Loss on retirement of senior convertible notes	–	36	–	–	–
Postemployment benefit actuarial adjustment	–	26	–	–	–
Deferred tax asset valuation allowance	–	753	–	–	–
Restructuring and other charges (b)	–	47	7	10	–
Adjusted net earnings (loss)	($315)	($33)	($103)	($116)	($10)

(a) Includes the shutdown of the blast furnace and associated steelmaking operations, along with most of the flat-rolled finishing operations at Fairfield Works, and does not include the slab and rounds caster and #5 coating line.

(b) Consists primarily of employee related costs, including costs for severance, supplemental unemployment benefits and continuation of health care benefits.

United States Steel Corporation

Adjusted Results

Reconciliation of reported and adjusted diluted EPS (LPS)

($ per share)	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Reported diluted EPS (LPS)	($2.32)	($7.74)	($1.18)	($1.79)	($0.52)
Supplemental unemployment and severance costs	0.17	–	–	–	–
Loss on shutdown of Fairfield Works Flat-Rolled Operations (a)	–	–	0.36	–	–
Losses associated with U. S. Steel Canada Inc.	–	0.82	0.07	0.93	–
Loss on shutdown of coke production facilities	–	–	–	–	0.45
Granite City Works temporary idling charges	–	0.68	–	–	–
Impairment of equity investment	–	0.12	–	–	–
Loss on retirement of senior convertible notes	–	0.25	–	–	–
Postemployment benefit actuarial adjustment	–	0.18	–	–	–
Deferred tax asset valuation allowance	–	5.14	–	–	–
Restructuring and other charges (b)	–	0.32	0.05	0.07	–
Adjusted diluted EPS (LPS)	($2.15)	($0.23)	($0.70)	($0.79)	($0.07)

(a) Includes the shutdown of the blast furnace and associated steelmaking operations, along with most of the flat-rolled finishing operations at Fairfield Works, and does not include the slab and rounds caster and #5 coating line.

(b) Consists primarily of employee related costs, including costs for severance, supplemental unemployment benefits and continuation of health care benefits.

United States Steel Corporation

Adjusted Results

Reconciliation of adjusted EBITDA

($ millions)	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Reported (loss) earnings before interest and income taxes (EBIT)	($261)	($453)	($170)	($392)	($187)
Depreciation expense	129	129	136	138	144
EBITDA	(132)	(324)	(34)	(254)	(43)
Supplemental unemployment and severance costs	25	–	–	–	–
Loss on shutdown of Fairfield Works Flat-Rolled Operations (a)	–	–	91	–	–
Losses associated with U. S. Steel Canada Inc.	–	121	16	255	–
Loss on shutdown of coke production facilities	–	–	–	–	153
Granite City Works temporary idling charges	–	99	–	–	–
Impairment of equity investment	–	18	–	–	–
Postemployment benefit actuarial adjustment	–	26	–	–	–
Restructuring and other charges (b)	–	47	12	19	–
Adjusted EBITDA	($107)	($13)	$85	$20	$110

(a) Includes the shutdown of the blast furnace and associated steelmaking operations, along with most of the flat-rolled finishing operations at Fairfield Works, and does not include the slab and rounds caster and #5 coating line.

(b) Consists primarily of employee related costs, including costs for severance, supplemental unemployment benefits and continuation of health care benefits.

United States Steel Corporation

Adjusted Results

Reconciliation of segment EBITDA

Segment EBITDA – Flat-Rolled ($ millions)	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Segment EBIT	($188)	($88)	($18)	($64)	($67)
Depreciation	91	$90	99	99	104
Segment EBITDA	($97)	$2	$81	$35	$37

Segment EBITDA – Tubular ($ millions)	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Segment EBIT	($64)	($64)	($50)	($66)	$1
Depreciation	17	16	14	17	17
Segment EBITDA	($47)	($48)	($36)	($49)	$18

Segment EBITDA – U. S. Steel Europe ($ millions)	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Segment EBIT	($14)	$6	$18	$20	$37
Depreciation	19	20	21	20	20
Segment EBITDA	$5	$26	$39	$40	$57

United States Steel Corporation